EXHIBIT 99
INTERNATIONAL PAPER
                                                       2 MANHATTANVILLE ROAD
                                                       PURCHASE, NY 10577

News Release

     Media Contact:             Analyst Contact:
     Michael Goodwin            Maryanne Rupy
     (914) 397-1652             (914) 397-1626

IP TIMBERLANDS REPORTS FOURTH-QUARTER EARNINGS AND DECLARES
PARTNERSHIP DISTRIBUTION

For Immediate Release
Tuesday, January 10, 1995

PURCHASE, N.Y. -- IP Forest Resources Company, (IPFR), managing general partner of IP Timberlands, Ltd. (IPT), today reported preliminary 1994 fourth-quarter net earnings of $53 million on total revenues of $72 million. Fourth-quarter earnings per Class A Depositary Unit were $1.44. This compares to the fourth-quarter of 1993 when IPT earned $103 million on total revenues of $129 million or $2.01 per Class A Depositary Unit.

For the twelve months ended December 31, 1994, net Partnership earnings totaled $274 million on total revenues of $369 million, with earnings per Class A Depositary Unit of $5.49. For the prior year, net earnings were $323 million on total revenues of $426 million and earnings per Class A Depositary Unit of $5.94.

Although prices averaged slightly higher in the fourth quarter of 1994, total Partnership revenues were 44 percent lower than in the 1993 fourth quarter due to lower forestland sales and a 30 percent decrease in harvest volumes. Net partnership earnings declined by 49 percent year-to-year.

"Our overall harvest in 1995 will be down approximately 10 percent in 1995 due to the age classes of our southern pine plantations," said Ed Kobacker, president, IP Forest Resources Company. "We are committed to practicing sustainable forestry, and we expect that these harvest levels will continue for the next several years."

IPT declared a fourth-quarter Partnership distribution to Class A unitholders of $.72 per unit payable on February 15, 1995 to unitholders of record on January 31, 1995.

PLEASE SEE ATTACHED TABLE


                             IP TIMBERLANDS, Ltd.
                         (A TEXAS LIMITED PARTNERSHIP)

                        Summary of Partnership Earnings
                             Preliminary Unaudited
                      (In millions except per unit data)

                               Three Months      Twelve Months
                                   Ended             Ended
                                December 31        December 31
                               ------------      -------------
                                1994   1993        1994   1993
                               -----  -----       -----  -----
Total Revenues                 $  72  $ 129       $ 369  $ 426
                               =====  =====       =====  =====
Net Partnership Earnings       $  53  $ 103       $ 274  $ 323
                               =====  =====       =====  =====
Per Class A Depositary Unit:
  Earnings                     $1.44  $2.01       $5.49  $5.94
                               =====  =====       =====  =====
  Distributions                $0.72  $4.72       $2.88  $6.88
                               =====  =====       =====  =====